FT Interactive Data Financial Times

Exhibit (j)(2)

498 7th Avenue, 19th Floor N New York, NY 10018, USA Tel: (212) 497-5030 Fax: (212) 497-3100 www.FTInteractiveData.com

April 28, 2004

Merrill Lynch Investment Managers, L.P. P.O. Box 9011 Princeton, New Jersey 08543-9011 RE: The GNMA Fund Investment Accumulation Program, Inc.

Gentleman:

We have examined post-effective Amendment No. 29 to the Registration Statement on Form N-1A (File No. 2-60367) for the above captioned company. We hereby acknowledge that FT Interactive Data is currently acting as the evaluator for the company. We hereby consent to the use in the Amendment of the reference to FT Interactive Data, as evaluator.

You are hereby authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,

/s/ Steven Miano Director Evaluator Services